Exhibit 3.27
CERTIFICATE OF INCORPORATION
OF
KUSCHALL, INC.
*******
     1. The name of the corporation is Kuschall, Inc.
     2. The address of the registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.
     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand Five Hundred (1,500) Common Shares; all of such shares shall be without par value.
     5. The board of directors is authorized to make, alter or repeal the bylaws of the corporation. Election of directors need not be by written ballot.
     6. The name and mailing address of the sole incorporator is:

Gerald B. Blouch One Invacare Way Elyria, OH 44035
     7. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.
     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of June, 2005.

/s/ Gerald B. Blouch

Gerald B. Blouch Sole Incorporator